Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 15, 2025, with respect to the consolidated and combined financial statements of Murano Global Investments PLC, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Cárdenas Dosal, S.C.

Mexico City, Mexico
June 23, 2025